EXHIBIT 99.2

ICT Group, Inc.

Reconciliation Tables for Investor Presentation on November 27, 2007

About Non-GAAP Financial Measures

Management uses certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA and adjusted EBITDA and are shown in the reconciliation table below.

EBITDA and Adjusted EBITDA

EBITDA is commonly defined as Earnings before Interest, Taxes, Depreciation and Amortization. Management believes that Adjusted EBITDA is a meaningful indicator of profitability for the business. Adjusted EBITDA excludes from EBITDA the effects of special charges (reversals).

Adjusted EBITDA, as presented, is supplemental information and is not presented and should not be considered in isolation, or as a substitute for ICT’s consolidated financial information presented under GAAP. There are potentially different definitions of EBITDA and ICT’s definition may differ from other definitions.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

(in thousands)
For fiscal years ended December 31:	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
Net income (loss), as reported	$(7,517)	$2,672	$2,427	$4,745	$6,729	$7,978	$2,968	$(1,144)	$(2,693)	$12,175	$16,811
Addback:
Interest expense, net	180	(398)	406	801	1,207	1,079	828	1,183	1,594	2,464	160
Income tax provision or benefit	(2,998)	1,708	1,549	3,033	4,302	4,506	1,398	(856)	(1,634)	4,133	1,888
Depreciation and Amortization	2,792	3,560	5,667	8,004	9,621	11,279	15,443	17,855	17,822	20,790	23,662

EBITDA	$(7,543)	$7,542	$10,049	$16,583	$21,859	$24,842	$20,637	$17,038	$15,089	$39,562	$42,521

Addback:
Charge related to stock compensation at time of IPO	12,690	—	—	—	—	—	—	—	—	—	—
Restructuring charge (reversals)	—	—	—	—	—	—	8,894	(686)	—	—	—
Client claim	—	—	—	—	—	—	1,409	—	—	—	—
Litigation costs	—	—	—	—	—	—	1,673	4,693	10,338	(3,611)
Writeoff of deferred offering costs	—	—	—	—	—	—	581	—	—	—	—
Adjusted EBITDA	$5,147	$7,542	$10,049	$16,583	$21,859	$24,842	$33,194	$21,045	$25,427	$35,951	$42,521